As filed with the Securities and Exchange Commission on August 29, 1997
                                                    Registration No.____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             SUN MICROSYSTEMS, INC.
             (Exact Name of Registrant as specified in its charter)

          Delaware                                             94-2805249
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)


                              901 San Antonio Road
                               Palo Alto, CA 94303
                        (Address, including zip code, of
                    Registrant's Principal Executive Offices)

      SUN MICROSYSTEMS, INC. U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)

                                Scott G. McNealy
                                    President
                             SUN MICROSYSTEMS, INC.
                              901 San Antonio Road
                               Palo Alto, CA 94303
                                 (650) 960-1300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    COPY TO:
                              David J. Segre, Esq.
                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

================================================================================

                                     CALCULATION OF REGISTRATION FEE
=======================================================================================================
                                           Proposed Maximum      Proposed Maximum          Amount of
 Title of Securities      Amount to be    Offering Price Per    Aggregate Offering       Registration
  to be Registered         Registered           Share                 Price                  Fee
-------------------------------------------------------------------------------------------------------
Deferred Compensation      $20,000,000           100%             $ 20,000,000(2)         $  6,061.00
Obligations(1)


-------------------------------------------------------------------------------------------------------

--------

     (1) The Deferred Compensation  Obligations are unsecured obligations of Sun Microsystems,  Inc. to pay deferred compensation in the future in accordance with the terms of the Sun Microsystems, Inc. U.S.
Non-Qualified  Deferred  Compensation Plan, as amended effective October 1, 1997, for a select group of
Eligible Employees and Board Members.

     (2) Estimated solely for the purpose of determining the registration fee.

                                      1-A

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Information Incorporated by Reference.

     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by Sun Microsystems, Inc. (the "Registrant"):

1. The Registrant's Annual Report on Form 10-K for the year ended June 30, 1996, filed pursuant to Section 13(a) of the Exchange Act.

2. The Registrant's Reports on Form 10-Q filed May 12, 1997, February 12, 1997 and November 13, 1996 pursuant to Section 13 of 15(d) of the Exchange Act.

3. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Under the Sun Microsystems,  Inc. U.S.  Non-Qualified Deferred Compensation
Plan, as amended and restated effective October 1, 1997 (the "Plan"), the Registrant will provide Eligible Employees and Board Members, as defined therein, the opportunity to enter into agreements for the deferral of a specified amount or percentage of their cash compensation derived from base salary and incentive bonus awards or, in the case of Eligible Board Members, from retainer payments. The Registrant will enter into a trust agreement with a trustee under an irrevocable trust (the "Trust"), the amounts allocated to which and the earnings thereon shall be used to satisfy the obligations of the Company under such agreements (the "Obligations"). The Trust will be a "grantor trust" for state and federal income tax purposes, and the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company.

     The amount of compensation to be deferred by each participating Eligible Employee or Board Member (individually, a "Participant" and collectively, the "Participants") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date or dates selected by each Participant at the time of enrollment. The Obligations will be indexed to two or more investment funds selected by the Benefits Plan Committee (the "Committee") appointed by the Board of Directors to administer the Plan, and such selected investment funds may vary from time to time, but in no event more frequently than quarterly. A Participant may select his or her investment options for new deferrals or contributions once per calendar quarter to become effective as of the first day of the following quarter. Each Participant's Obligation will be adjusted to reflect the positive or negative investment result of the selected investment option. Additionally, any balance in a deferred compensation account that existed prior to the effective date of the amended and restated Plan shall be credited quarterly to reflect interest earned on the deferral in an amount determined by the Committee; provided, however, that Participants may elect to have earnings and losses on such accounts credited as a new deferral or contribution.

     A Participant's right or the right of any other person to the Obligations is not subject to option nor assignable by voluntary or involuntary assignment or by operation, including without limitation to bankruptcy, garnishment, attachment or other creditor's process.

     The Obligations are not subject to redemption, in whole or in part, prior to the distribution dates specified by each Participant without application to the Committee, and any adjustment thereto shall be determined at the sole discretion of the Committee. A ten percent (10%) penalty will be assessed for any such adjustment, other than adjustments made in the event of a Participant's Total Disability or Unforeseeable Emergency, as defined in the Plan. The Registrant reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall reduce a Participant's account under the Plan without the Participant's written consent.


Item 5.  Interests of Named Experts and Counsel.

     Not applicable.


Item 6.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 11 of the Restated Certificate of Incorporation of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Registrant are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. Like indemnification and insurance is also provided to those employees of the Registrant who serve as administrators of the Plan. In addition, the Company has entered into contracts with all of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.  Exemption from Registration Claimed.

     Not applicable.


Item 8.  Exhibits.

 Number                               Document
 ------                               --------
  4.1             Sun   Microsystems,    Inc.   U.S.    Non-Qualified   Deferred
                  Compensation Plan, as amended and restated effective October 1, 1997.

  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.

 23.1             Consent of Counsel (contained in Exhibit 5.1).

 23.2             Consent of Ernst & Young LLP, Independent Auditors.

 24.1             Power of Attorney (See page 6).


Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Sun Microsystems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on August 28, 1997.

                                      Sun Microsystems, Inc.


                                      By:       /s/ Michael E. Lehman
                                                --------------------------------
                                                Michael E. Lehman
                                                Vice President and Chief
                                                Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott G. McNealy and Michael E. Lehman, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in con nection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated.

      SIGNATURE                                     TITLE                              DATE
--------------------------------------------------------------------------------------------------
/s/ Scott G. McNealy                 Chairman of the Board of Directors,          August 28, 1997
-------------------------------      President and Chief Executive
Scott G. McNealy                     Officer  (Principal Executive Officer)

/s/Michael E. Lehman                 Vice President and Chief Financial           August 28, 1997
-------------------------------      Officer (Principal Financial Officer)
Michael E. Lehman

/s/ George Reyes                     Vice President and Controller                August 28, 1997
-------------------------------      (Principal Accounting Officer)
George Reyes

/s/ L. John Doerr                    Director                                     August 28, 1997
-------------------------------
L. John Doerr

/s/ Judith L. Estrin                 Director                                     August 28, 1997
-------------------------------
Judith L. Estrin

/s/ Robert J. Fisher                 Director                                     August 28, 1997
-------------------------------
Robert J. Fisher

/s/ Robert L. Long                   Director                                     August 28, 1997
-------------------------------
Robert L. Long

/s/ M. Kenneth Oshman                Director                                     August 28, 1997
-------------------------------
M. Kenneth Oshman

/s/ A. Michael Spence                Director                                     August 28, 1997
-------------------------------
A. Michael Spence

                                                     6

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                    EXHIBITS

--------------------------------------------------------------------------------


                       Registration Statement on Form S-8

                             Sun Microsystems, Inc.

                                 August 29, 1997

                                INDEX TO EXHIBITS

Exhibit
 Number                               Description
 ------                               -----------
  4.1             Sun   Microsystems,    Inc.   U.S.    Non-Qualified   Deferred
                  Compensation Plan, as amended and restated effective October 1, 1997.

  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to being registered.

 23.1             Consent of Counsel (contained in Exhibit 5.1).

 23.2             Consent of Ernst & Young LLP, Independent Auditors.

 24.1             Power of Attorney (See page 6).